Pricing Supplement Dated July 22, 1998                          Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers Inc., Merrill Lynch & Co,
                             Salomon Brothers Inc.,
Principal Amount:            $300,000,000.00
Agent's Discount
  or Commission:             $750,000
Net Proceeds to Company:     $299,250,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  07/27/98
Maturity Date:               07/27/01
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each January 27, April 27, July 27, & October 27.
                        The first interest reset date will be
                        July 27, 1998.  The final reset date will be
                        April 27, 2001.
Interest Payment Dates: Each January 27, April 27, July 27, October 27,
                        commencing October 27, 1998 and ending
                        July 27, 2001.
Index Maturity:         3 Months
Spread (+/-):           +.01%

Day Count Convention:
      /X/ Actual/360 for the period from  07/27/98 to 07/27/01.
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent